Exhibit 10.5
TRANSITION, SEPARATION, AND GENERAL RELEASE AGREEMENT
This Transition, Separation, and General Release Agreement (the “Agreement”) is entered into by and between Tellurian Inc. (the “Company”), and Octávio Simões (“Executive”).
1.Executive’s employment with the Company will terminate as of June 5, 2024, except as otherwise provided herein. The final date of Executive’s employment with the Company, whether on June 5, 2024 or earlier as otherwise provided herein, shall be the “Termination Date.” As of the Termination Date, Executive shall not be, nor hold himself out as, an employee, agent, or representative of the Company or any of its affiliates. The Company shall provide Executive with the Accrued Amounts (as defined in Executive’s Amended and Restated Chief Executive Officer Employment Agreement with the Company dated February 19, 2024 (as amended, the “Employment Agreement”)) in the time period required by Section 5(a) of the Employment Agreement.

2.(a)    In consideration for timely executing and not timely revoking this Agreement, and for complying with this Agreement and the Surviving Provisions (as defined below in Section 7), in full settlement of any compensation or benefits to which Executive otherwise could claim to be entitled, and in exchange for Executive’s promises set forth below, the Company will continue to employ Executive through the Termination Date, and will continue (i) paying Executive at the rate of Executive’s current base salary (i.e., the rate of $1,050,000 per annum) (minus applicable deductions and withholdings) through the Termination Date, and (ii) providing Executive with Executive’s current level of health, welfare, retirement, and vacation benefits pursuant to Sections 3(a) and 3(b) of the Employment Agreement through the Termination Date, which, for the avoidance of doubt shall not include corporate housing except as provided in this Section 2(a) and shall not include any benefits pursuant to any bonus, severance, change in control, retention, transaction, construction incentive, long-term incentive compensation, equity or equity-based incentive plans, programs, agreements, arrangements or policies except as provided in Section 2(b) below. The period from March 15, 2024 (the “Transition Date”) through the Termination Date shall constitute the “Transition Period.” As of the Transition Date, Executive will resign from his role as Chief Executive Officer of the Company and Executive’s new title will be Senior Commercial Advisor for the Company. Executive will report to the President of the Company. Further, as of the Transition Date, in accordance with Section 4(i) of the Employment Agreement, Executive will be deemed to have resigned from all offices and directorships Executive holds with all Company Entities (as defined in the Employment Agreement), other than Executive’s aforementioned Senior Commercial Advisor role, and Executive shall promptly execute any documents necessary or desirable to effectuate such resignations (but, for the avoidance of doubt, Executive shall be deemed to have resigned such offices and directorships upon the Transition Date, regardless of when or whether Executive executes any such documentation). Executive understands that during the Transition Period, (A) Executive’s employment will be governed by the terms of this Agreement, (B) Executive will comply with this Agreement, the Surviving Provisions, and all of the Company’s policies applicable to Executive, (C) Executive will use his reasonable best efforts to perform specific assignments as reasonably requested by the President, (D) Executive will transition and transfer knowledge of his prior job duties to others in the Company as requested by the President (or the President’s designee(s)) and respond to reasonable requests for information made by the Company, and (E)

Executive shall perform all of his services for the Company remotely from his home or other chosen personal location, unless otherwise reasonably directed by the President. During the Transition Period, Executive is authorized to incur reasonable business expenses in carrying out Executive's duties and responsibilities under this Agreement and the Company agrees to promptly reimburse Executive for all such reasonable business expenses in accordance with the Company’s policies as in effect from time to time, so long as such reasonable business expenses are pre-approved by the Company and supported by the necessary documentation. The Company will continue to provide Executive with use of corporate housing in Houston, Texas through March 31, 2024 and after that time Executive shall no longer have exclusive use of such housing, but will have reasonable time thereafter to remove any personal items remaining in such corporate housing for relocation. Notwithstanding any other provision in this Agreement, (w) Executive may resign Executive’s employment with the Company without Good Reason prior to June 5, 2024 in accordance with Section 4(f) of the Employment Agreement, (x) Executive may resign Executive’s employment with the Company for Good Reason prior to June 5, 2024 in accordance with Section 4(e) of the Employment Agreement, (y) the Company may terminate Executive prior to June 5, 2024 for Cause (as defined in the Employment Agreement), and (z) Executive’s employment may be terminated due to death or Disability (as defined in the Employment Agreement) prior to June 5, 2024, and if Executive is terminated pursuant to subsection (w) or (y), Executive shall not be eligible to sign the Post-Employment Release attached hereto as Exhibit A, and shall not be eligible to receive the consideration set forth below in Section 2(b) following the Termination Date. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events following March 15, 2024 without Executive's written consent: (AA) a material diminution in Executive's current base salary or (BB) a material breach by the Company of this Agreement. Executive acknowledges and agrees that no event or condition presently exists or has existed that could constitute Good Reason (as defined in the Employment Agreement).

        (b)    In consideration for timely executing and not timely revoking this Agreement; for also timely executing (i.e., within twenty-one (21) days following the Termination Date) and not timely revoking the Post-Employment Release attached hereto as Exhibit A following the Termination Date (in accordance with the terms of Exhibit A); and for complying with this Agreement (including its Exhibit A) and the Surviving Provisions, the Company will provide Executive with the following consideration: (i) a separation payment in the amount of $500,000 (minus applicable deductions and withholdings), payable within ten (10) days of the later of (A) the Post-Employment Release Effective Date (as defined in the Post-Employment Release) and (B) June 5, 2024, (ii) effective as of the Termination Date, the Shares of Restricted Stock granted under (and as defined in) that certain Restricted Stock Agreement by and between Executive and the Company, effective as of September 28, 2020, as amended by Section 3(d)(i) of the Employment Agreement (the “September 2020 RSA”) that are unvested and/or subject to forfeiture restrictions as of the Termination Date shall remain outstanding following the Termination Date and eligible to vest without regard to the requirement of Executive’s continued employment or other service through the date of vesting, subject to the terms and conditions of the September 2020 RSA and Amended and Restated Tellurian Inc. 2016 Omnibus Incentive Compensation Plan (as may be amended and/or restated from time to time, the “Plan”), (iii) effective as of the Termination Date, the Shares of Restricted Stock granted under (and as defined in) that certain Restricted Stock Agreement by and between Executive and the Company, effective as of November 30, 2020, as amended by

Section 3(d)(i) of the Employment Agreement (the “November 2020 RSA”) that are unvested and/or subject to forfeiture restrictions as of the Termination Date shall remain outstanding following the Termination Date and eligible to vest without regard to the requirement of Executive’s continued employment or other service through the date of vesting, subject to the terms and conditions of the November 2020 RSA and the Plan, (iv) effective as of the Termination Date, the continuous service provisions of that certain 2020 Cash Incentive Award Agreement by and between Tellurian Management Services LLC and Executive, as amended by Section 3(d)(ii) of the Employment Agreement (the “Cash Agreement”) will no longer apply and the unvested portion of the Award (as defined in the Cash Agreement) shall remain outstanding and eligible to vest in accordance with the terms and conditions of the Cash Agreement, and (v) reimbursement for Executive’s reasonable moving and relocation expenses incurred during the Transition Period with respect to Executive’s move from Houston, Texas, in an amount not to exceed $15,000, subject to receiving customary back-up documentation within ten (10) days of the Termination Date, which relocation expenses will be payable within ten (10) days of the later of (x) the Post-Employment Release Effective Date and (y) June 5, 2024; provided, however, that if Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason during a Change of Control Protection Period (as defined in the Employment Agreement) and the Termination Date is prior to June 5, 2024, Executive will be entitled to the consideration provided in Section 5(e) of the Employment Agreement instead of the consideration otherwise provided in Sections 2(b)(i)-(v) of this Agreement, if Executive is terminated by the Company without Cause or Executive resigns for Good Reason not during a Change of Control Protection Period and the Termination Date is prior to June 5, 2024, Executive will be entitled to the consideration provided in Section 5(d) of the Employment Agreement instead of the consideration otherwise provided in Sections 2(b)(i)-(v) of this Agreement, or if Executive’s employment is terminated due to Executive’s death or Disability and the Termination Date is prior to June 5, 2024, Executive will be entitled to the consideration provided in Sections 2(b)(ii)-(iv) of this Agreement; provided, however, that for the avoidance of doubt, if Executive is terminated on June 5, 2024, Executive’s termination will not be considered a termination without Cause, for Good Reason, or due to death or Disability.

For the avoidance of doubt, all payments, compensation, and other benefits provided to Executive shall be subject to all applicable tax withholdings and other applicable deductions as required or authorized by applicable law. Executive acknowledges that Executive would not be entitled to the consideration set forth in this Section 2(b) but for Executive’s timely execution, and non-revocation, of this Agreement and the Post-Employment Release, respectively.

3.Executive acknowledges and agrees that the consideration provided in Section 2 of this Agreement is in full discharge of any and all obligations owed to Executive, monetarily or otherwise, with respect to Executive’s employment, and exceeds any payment, benefit, or other thing of value to which Executive might otherwise be entitled. Executive specifically acknowledges and agrees that, except as explicitly provided in this Agreement, Executive is not entitled to any other bonus, salary, wages, commissions, overtime, premiums, paid time off, royalties, equity, phantom equity, cash incentives, options, carried interest, deferred compensation, or other forms of compensation, benefits, fringe benefits, expense reimbursements, perquisites, interests, or payments of any kind or nature whatsoever, including, without limitation, any awards under the Plan (except as expressly set forth in Section 2(b) of this Agreement with respect to the September 2020 RSA, the November 2020 RSA, and the Cash Agreement), the Amended and Restated Tellurian Investments Inc. 2016 Omnibus Incentive Plan, as amended, the Tellurian Inc. Incentive Compensation Program, or any other short- or long-term incentive compensation plan, program, agreement, policy, or arrangement of or with the Company or any of its subsidiaries or affiliates (collectively, “Compensation”).

4.The benefits received by Executive and Executive’s eligible dependents under the Company’s medical plan(s) will cease as of the applicable date under such plan(s) and as provided in the materials provided under separate cover relating to election under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Thereafter, pursuant to governing law and independent of this Agreement, Executive will be entitled to elect benefit continuation coverage under COBRA, for Executive and any eligible dependents, if Executive timely applies for such coverage. Information regarding Executive’s eligibility for COBRA coverage, and the terms and conditions of such coverage, will be provided to Executive in separate correspondence.

5.(a)    In exchange for the consideration provided to Executive pursuant to this Agreement, Executive on behalf of Executive and all of Executive’s heirs, executors, administrators, successors, and assigns (collectively, “Releasors”) hereby releases and forever waives and discharges any and all claims, liabilities, causes of action, demands, charges, complaints, suits, rights, costs, debts, expenses, promises, agreements, or damages of any kind or nature (collectively, “Claims”) that Executive or any of the Releasors ever had, now has, or might have against the Company Parties (as defined in the Employment Agreement), or any of the Company Parties’ respective family members, estates, heirs, or assigns (collectively, with the Company Parties, the “Releasees” and each a “Releasee”), whether such Claims are known to Executive or unknown to Executive, whether such Claims are accrued or contingent, including, but not limited to, any and all (a) Claims arising out of, or that might be considered to arise out of or to be connected in any way with, Executive’s employment or other relationship with any of the Releasees, or the termination of such employment or other relationship; (b) Claims under any contract, agreement, or understanding that Executive may have with any of the Releasees, whether written or oral, whether express or implied, at any time prior to the date Executive executes this Agreement (including, but not limited to, under the Employment Agreement, the September 2020 RSA, the November 2020 RSA, or the Cash Agreement); (c) Claims arising under any federal, state, foreign, or local law, rule, constitution, ordinance, common law, or public policy, including, without limitation, (i) Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., the Older Workers Benefit Protection Act (“OWBPA”), the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the National Labor Relations Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the Internal Revenue Code of 1986, the Colorado Anti-Discrimination Act, the Colorado Minimum Wage Order, the Colorado Labor Relations Act, the Colorado Labor Peace Act, the Texas Labor Code, including but not limited to the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act, the California Family Rights Act, the California Labor Code, the California Fair Employment and Housing Act, and section 1542 of the California Civil Code, as all such laws have been amended from time to time, or any other federal, state, foreign, or local labor laws regarding labor and employment, (ii) Claims arising in tort or estoppel, and (iii) Claims for Compensation, other monetary or equitable relief, attorneys’ or experts’ fees or costs, forum fees or costs, or any tangible or intangible property of Executive’s that remains with any of the Releasees; and (d) Claims arising under any other applicable law, regulation, rule, policy, practice, promise, understanding, or legal or equitable theory whatsoever; provided, however, that Executive does not release (A) any claims that arise after the date Executive executes this Agreement; (B) any claims for breach of this Agreement or to enforce the terms of this Agreement; (C) any claims for workers’ compensation or unemployment insurance benefits; (D) any claims for any vested benefits under any tax-qualified retirement plan in accordance with the terms of the applicable Company retirement plan; or (E) any claims that cannot be waived or released as a matter of law. Executive specifically intends the release of Claims in this Section 5 to be the broadest possible release permitted by law.
(b)    Without limiting the foregoing, it is further understood and agreed that as a condition of this Agreement, all rights under Section 1542 of the Civil Code of California are expressly waived by Executive. Such Section reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
(c)     Executive further expressly waives any and all rights Executive may have under any statute or common law principle of any other state which is of similar force and effect as California Civil Code Section 1542. Thus, for purposes of implementing a full and complete release and discharge of the Releasees, Executive expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims which Executive does not know or suspect to exist in Executive’s favor against the Releasees at the time of execution of this Agreement, and that this Agreement expressly contemplates the extinguishment of all such claims.
6.Executive represents that Executive has never commenced or filed, nor caused to be commenced or filed, any lawsuit or arbitration against any of the Releasees in any court or other tribunal. Except as otherwise provided in Section 5 of this Agreement, Executive further agrees not to, to the fullest extent permitted by law, directly or indirectly sue or file a complaint, grievance, or demand for arbitration in any forum pursuing any claim released under this Agreement, or accept any monetary or other recovery from any of the Releasees in connection with any charge, complaint, grievance, demand, or other action. Executive is not waiving or releasing Executive’s right to file a charge with, or participate in an investigation by, the Equal Employment Opportunity Commission or other similar federal, state, or local counterpart, from reporting possible violations of federal or state law or regulations to any governmental agency or self-regulatory organization, or making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations. Executive is, however, waiving Executive’s right to file a court action or to seek or accept individual remedies or damages, including money or other damages or forms of recovery, from any of the Releasees in connection with any action filed on Executive’s behalf by any such federal, state, or local administrative agency or any other person or entity.

7.Executive acknowledges and agrees that the following enumerated Sections of the Employment Agreement, the entirety of the September 2020 RSA (as amended by Section 3(d)(i) of the Employment Agreement), the entirety of the November 2020 RSA (as amended by Section 3(d)(i) of the Employment Agreement), and the entirety of the Cash Agreement (as amended by Section 3(d)(ii) of the Employment Agreement) remain in full force and effect and will continue to bind Executive following the Effective Date (as defined below in Section 14(b)) as well as the Termination Date in accordance with their terms: Section 3(a) (General) to the extent provided in Section 2(a)(ii) of this Agreement, Section 3(b) (Vacation), Section 3(d) (Amendment to Outstanding Awards), Section 4(a) (Death), Section 4(b) (Disability), Section 4(c) (Termination for Cause), Section 4(d) (Termination without Cause), Section 4(e) (Termination for Good Reason), Section 4(f) (Termination without Good Reason), Section 4(i) (Certain Resignations), Section 5(d) (Termination without Cause or by Executive for Good Reason not During the Change of Control Protection Period), Section 5(e) (Termination without Cause or by Executive for Good Reason During Change of Control Protection Period), Section 5(h) (Treatment of Equity) solely with respect to the September 2020 RSA, November 2020 RSA, and Cash Award, Section 6(a) (Confidential Information), Section 6(b) (Legal Process; Cooperation), Section 6(c) (Protected Property), Section 6(d) (Work Product), Section 6(e) (Non-Solicitation), Section 6(f) (Non-Competition), Section 6(g) (Non-Disparagement; Non-Publicity) (except as revised herein), Section 6(h) (Reasonableness/Tolling), Section 6(i) (Remedy for Breach), Section 8 (Waiver and Amendments), Section 9 (Notices), Section 10 (Section Headings; Mutual Drafting), Section 13 (Binding Effect; Counterparts), Section 14 (Governing Law; Venue; WAIVER OF JURY TRIAL), Section 15 (Miscellaneous), Section 16 (Set Off), Section 17 (Assignment), Section 18 (Taxes), Section 19 (Indemnification), Section 20 (Section 280G), Section 21 (Section 409A), and Appendix A (Definitions) of the Employment Agreement (collectively, all of the foregoing provisions of the Employment Agreement, the September 2020 RSA, the November 2020 RSA, and the Cash Agreement, the “Surviving Provisions”); provided, however, that Section 6(g)(i) of the Employment Agreement will only remain enforceable and operable for twelve (12) months following the Termination Date and the Company agrees that the instruction pursuant to Section 6(g)(ii) of the Employment Agreement shall be to the directors of the Company’s Board of Directors and its senior officers. Any provisions of any agreement between Executive and the Company, including provisions of the Employment Agreement, that are not included as part of the Surviving Provisions will no longer remain in place following the Effective Date. Any disputes arising under this Agreement, under the Surviving Provisions, or otherwise arising between Executive, on the one hand, and any of the Releasees, on the other hand, shall be resolved in accordance with the dispute resolution terms provided in Section 6(i) and Section 14 of the Employment Agreement. Executive further acknowledges and agrees that any and all other restrictive covenants to which Executive may be bound under any contract or agreement with any Company Party, including, but not limited to any confidentiality obligations or other post-termination provisions, and including but not limited to any restrictive covenants contained in any incentive or equity award agreement, shall remain in full force and effect and will continue to bind Executive following the Termination Date in accordance with their terms.
Notwithstanding anything to the contrary in this Agreement (including Exhibit A attached hereto) or in the Surviving Provisions, nothing in any of the foregoing restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing Confidential Information (as defined in the Employment

Agreement) to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the U.S. National Labor Relations Board, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General (collectively, the “Regulators”), from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, or from exercising any rights Executive may have, if any, under Section 7 of the National Labor Relations Act. However, to the maximum extent permitted by law, Executive is waiving Executive’s right to receive any individual monetary relief from the Releasees resulting from such claims or conduct, regardless of whether Executive or another party has filed them, and in the event Executive obtains such monetary relief, the Company will be entitled to an offset for the payments made pursuant to this Agreement and the Surviving Provisions to the extent permitted by Code Section 409A (as defined below in Section 13). This Agreement and the Surviving Provisions do not limit Executive’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. Executive does not need the prior authorization of the Company to engage in conduct protected by this paragraph, and Executive does not need to notify the Company that Executive has engaged in any such conduct.

In addition, Executive acknowledges that Executive is hereby advised that pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be subject to criminal or civil liability under any federal or state trade secret law for the disclosure of any Company Entity trade secret: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to an attorney representing Executive in a lawsuit for retaliation by a Company Entity for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and Executive does not disclose the trade secret, except pursuant to court order. Further, nothing shall prevent Executive from discussing or disclosing information related to Executive’s general job duties or responsibilities or employee wages, or information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.

8.Executive represents and warrants that on or prior to the Termination Date, Executive will comply with the terms of Section 6(c) of the Employment Agreement and return to the Company all Protected Property (as defined in the Employment Agreement).

9.Executive represents and warrants that Executive is not aware of any facts or circumstances that Executive knows or believes to be a past or current violation of any laws, rules, and/or regulations applicable to the Company or any of its affiliates.  This Agreement and the Post-Employment Release shall not in any way be construed as an admission by any of the Releasees of any liability or of any wrongful acts whatsoever against Executive or any other person.

10.Should Executive breach this Agreement (including, without limitation, by (x) failing to timely execute this Agreement or the Post-Employment Release, or (y) timely revoking Executive’s acceptance of either this Agreement or the Post-Employment Release) or any of the Surviving Provisions, then: (a) the Company shall have no further obligations to Executive under this Agreement or otherwise (including, but not limited to, any obligation to provide the payments or other consideration set forth in Section 2 of this Agreement); (b) the Company will be entitled to recoup all payments previously provided to Executive under Section 2(b) of this Agreement, plus the attorneys’ fees and costs it incurs in recouping such amounts, except for the amount of $500; (c) all of Executive’s promises, covenants, representations, and warranties under this Agreement, and the Surviving Provisions, will remain in full force and effect; and (d) the Company shall have all rights and remedies available to it under this Agreement and any applicable law or equitable theory.

11.This Agreement and the Post-Employment Release shall be interpreted strictly in accordance with their terms, to the maximum extent permissible under governing law, and shall not be construed against or in favor of any party, regardless of which party drafted this Agreement or the Post-Employment Release or any provision hereof or thereof. If any provision of this Agreement, the Post-Employment Release, and/or the Surviving Provisions is determined to be unenforceable as a matter of governing law, an arbitrator or reviewing court of appropriate jurisdiction shall have the authority to “blue pencil” or otherwise modify such provision so as to render it enforceable while maintaining the parties’ original intent to the maximum extent possible. Each provision of this Agreement, the Post-Employment Release, and/or the Surviving Provisions is severable from the other provisions hereof and thereof, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. For purposes of this Agreement and the Post-Employment Release, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope.

12.This Agreement and the Post-Employment Release: (a) may be executed in identical counterparts, which together shall constitute a single agreement, and facsimile, PDF, and other true and accurate copies of this Agreement and the Post-Employment Release will have the same force and effect as originals hereof and thereof; (b) shall be fairly interpreted in accordance with their terms and without any strict construction in favor of or against either party, notwithstanding which party may have drafted them; (c) shall be deemed to have been made in Houston, Texas, and shall be governed by and construed in accordance with the laws of the State of Texas, excluding any choice of law principles; and (d) may not be modified, amended, discharged, or terminated, nor may any of their provisions be varied or waived, except by a further signed written agreement between the parties. This Agreement, the Surviving Provisions, and the Post-Employment Release constitute the parties’ entire agreement, arrangement, and understanding regarding the subject matter herein and therein, superseding any prior or contemporaneous agreements, arrangements, or understandings, whether written or oral, between Executive on the one hand and any of the Company Entities on the other hand regarding the same subject matter, and Executive specifically acknowledges and agrees that notwithstanding any discussions or negotiations Executive may have had with any of the Releasees prior to the execution of this Agreement, Executive is not relying on any promises or assurances other than those explicitly contained in this Agreement, the Surviving Provisions, and the Post-Employment Release.

13.The intent of the parties is that payments and benefits under this Agreement shall comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. Each cash payment or benefit provided to Executive pursuant to this Agreement shall be considered a separate payment for purposes of Code Section 409A. To the extent any taxable expense reimbursement or in-kind benefits under this Agreement is subject to Code Section 409A, the amount thereof eligible in any calendar year shall not affect the amount eligible for any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the year in which Executive incurred such expenses, and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Notwithstanding any provisions of this Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Code Section 409A using the identification methodology selected by the Company from time to time, or if none, the default methodology under Code Section 409A), at the time of Executive’s separation from service and if any portion of the payments or benefits to be received by Executive upon separation from service would be considered deferred compensation under Code Section 409A and cannot be paid or provided to Executive without Executive incurring taxes, interest or penalties under Code Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following Executive’s separation from service will instead be paid or made available (without any interest) on the first payroll date on or following the earlier of (a) the date which is six (6) months and one (1) day after Executive’s separation from service or (b) the date of Executive’s death, and any remaining payments and benefit shall be paid or provided in accordance with the normal payment dates specified for such payment or benefits. Notwithstanding any of the foregoing to the contrary, the Company and its Affiliates (as defined in the Employment Agreement) and its and their respective officers, managers, directors, employees or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Code Section 409A, and none of the foregoing shall have any liability, including, without limitation, for any tax, interest, penalty or damage, for the failure of the terms of this Agreement to comply with, or be exempt from, the provisions of Code Section 409A.

14.(a)    Executive understands and acknowledges that this Agreement includes a release covering all claims arising or accruing on or prior to the date this Agreement is executed, including claims under the Age Discrimination in Employment Act (“ADEA”), whether those claims are presently known to Executive or hereafter discovered. Executive understands that Executive will have twenty-one (21) days from the date of Executive’s receipt of this Agreement to consider this Agreement’s terms, execute this Agreement, and return the signed Agreement via email, facsimile, or overnight courier (via FedEx or UPS) to Tellurian Inc., Attention: General Counsel, 1201 Louisiana Street, Suite 3100, Houston, Texas 77002 (legal.notices@tellurianinc.com). To the extent that Executive executes this Agreement prior to the end of this twenty-one (21) day period, Executive hereby knowingly and voluntarily waives the remainder of this period. If Executive fails to execute and return this Agreement within the twenty-one (21) day period, then this Agreement (including but not limited to Section 2) will be null and void and of no force or effect.

    (b)    Executive acknowledges that if Executive timely executes this Agreement, Executive will have seven (7) days from the date Executive executes this Agreement (the “Revocation Period”) to revoke this Agreement, by providing written notice of such revocation via email, facsimile, or overnight courier (via FedEx or UPS) to Tellurian Inc., Attention: General Counsel, 1201 Louisiana Street, Suite 3100, Houston, Texas 77002 (legal.notices@tellurianinc.com). If Executive revokes this Agreement within the Revocation Period as provided herein, then this Agreement will be null and void and of no force or effect. If Executive does not revoke this Agreement within the Revocation Period as provided herein, this Agreement will become fully binding, effective, irrevocable, and enforceable on the eighth (8th) calendar day after Executive executes it (the “Effective Date”).
        (c)    By signing below, Executive expressly acknowledges, represents, and warrants that Executive has carefully read this Agreement; that Executive fully understands the terms, conditions, and significance of this Agreement and its final and binding effect; that no other promises or representations were made to Executive other than those set forth in this Agreement; that Executive is fully competent to manage Executive’s business affairs and understands that Executive may be waiving legal rights by signing this Agreement; that the Company has advised Executive to consult with an attorney concerning this Agreement; that Executive has executed this Agreement voluntarily, knowingly, and with an intent to be bound by this Agreement; and that Executive has full power and authority to release Executive’s Claims as set forth herein and has not assigned any such Claims to any other individual or entity.

[Signature Page Follows]

TELLURIAN INC.

By: /s/ XXXXXXXXXX                    March 15, 2024
    Name: XXXXXXXXXX                    Date
    Title: XXXXXXXXXX

EXECUTIVE

/s/ Octávio Simões                    March 15, 2024
Octávio Simões                        Date

[Signature Page to Transition, Separation, and General Release Agreement]